As filed with the Securities and Exchange Commission on April 14, 2011
Registration No. 333-144630

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANSWERS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	98-0202855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

237 West 35th Street, Suite 1101
New York, New York 10001
(866) 260-0461
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Caleb Chill, Esq.
General Counsel
Answers Corporation
237 West 35th Street, Suite 1101
New York, New York 10001
(866) 260-0461
(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (the “Registration Statement”) of Answers Corporation (the “Company”), originally File No. 333-144630, which was filed with the Securities and Exchange Commission on July 17, 2007.

On February 2, 2011, the Company, AFCV Holdings, LLC, a Delaware limited liability company (“AFCV”), and A-Team Acquisition Sub, Inc., an indirect wholly owned subsidiary of AFCV and a Delaware corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provided for the merger of Merger Sub with and into Answers.com (the “Merger”), with Answers.com continuing as the surviving corporation and a wholly owned subsidiary of AFCV.

On April 12, 2011, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold and unissued as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of April, 2011.

ANSWERS CORPORATION

By:	/s/ Robert S. Rosenschein
Robert S. Rosenschein
Chief Executive Officer & Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Rosenschein	Chief Executive Officer & Director (Principal Executive Officer)	April 14, 2011
Robert S. Rosenschein

Chief Financial Officer
/s/ Steven Steinberg	(Principal Financial Officer and Principal Accounting Officer)	April 14, 2011
Steven Steinberg

/s/ W. Allen Beasley	Director	April 14, 2011
W. Allen Beasley

/s/ R. Thomas Dyal	Director	April 14, 2011
R. Thomas Dyal

/s/ Lawrence S. Kramer	Director	April 14, 2011
Lawrence S. Kramer

/s/ Mark B. Segall	Director	April 14, 2011
Mark B. Segall

/s/ Yehuda Sternlicht	Director	April 14, 2011
Yehuda Sternlicht

/s/ Mark A. Tebbe	Director	April 14, 2011
Mark A. Tebbe